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                                                                [CONFORMED COPY]

        FOURTH AMENDED, RESTATED AND CONTINUED GUARANTY, dated as of April 30, 1996, made by SMITHFIELD FOODS, INC., a corporation organized and existing under the laws of Delaware (the "GUARANTOR"), in favor of COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Agent for the banks a party to the Credit Agreement, as defined below (the "AGENT").

                            PRELIMINARY STATEMENTS.

        The Agent and certain banks have entered into a Fourth Amended, Restated and Continued Revolving Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) among Gwaltney of Smithfield, Ltd. ("GWALTNEY"), The Smithfield Packing Company, Incorporated ("PACKING"), Patrick Cudahy Incorporated ("CUDAHY"), Esskay, Inc. ("ESSKAY"), Brown's of Carolina, Inc. ("BROWN'S"), and John Morrell & Co. ("MORRELL") (individually, a "BORROWER" and collectively, the "BORROWERS") and the Agent and each of the banks a party thereto. It is a condition precedent to the making of Advances by the Banks under the Credit Agreement that the Guarantor, as owner of 100 percent of the outstanding shares of stock of each of the Borrowers (other than Brown's) and 86 percent of the outstanding shares of stock of Brown's, shall have executed and delivered this Guaranty.

        The Credit Agreement is a complete Amendment, Restatement and Continuation of the Third Amended, Restated and Continued Revolving Credit Agreement (the "1995 AGREEMENT") dated as of July 31, 1995, as amended by First Amendment to the 1995 Agreement dated as of July 31, 1995, and as amended by Amendment Agreement dated December 20, 1995, among Gwaltney, Packing, Cudahy, Esskay and Brown's, Rabobank as agent for the Banks and each financial institution a party thereto, with the 1995 Agreement being a complete amendment, restatement and continuation of the Second Amended, Restated and Continued Revolving Credit Agreement (the "1994 AGREEMENT") dated as of March 1, 1994, as amended by amendments dated as of May 1, 1994, November 28, 1994, January 31, 1995, February 24, 1995, March 27, 1995, April 30, 1995, May 31, 1995 and July
12, 1995 among Gwaltney, Packing, Cudahy, Esskay, Brown's and Carolina Food Processors, Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch ("RABOBANK"), with the 1994 Agreement being a complete amendment, restatement and continuation of (a) the Amended,


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Restated and Continued Revolving Credit Agreement (the "1991 AGREEMENT") dated as of November 27, 1991, as amended as of August 12, 1992 and as of October 28, 1992, among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Agreement being a complete amendment, restatement and continuation of the Revolving Credit Agreement dated as of October 26, 1990, as amended as of October 30, 1991 between Gwaltney and Rabobank and (b) the Amended and Restated and Continued Oral Finance Facility (the "1991 ORAL FINANCE FACILITY") dated as of November 27, 1991 among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Oral Finance Facility being a complete amendment, restatement and continuation of the Oral Finance Facility dated as of October 26, 1990, as amended, between Gwaltney and Rabobank. This Guaranty is a complete amendment, restatement and continuation of the Third Amended, Restated and Continued Guaranty (the "1995 GUARANTY") dated as of July 31, 1995 made by the Guarantor in favor of Rabobank.

        NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

        SECTION 1. GUARANTY. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of one or more of the Borrowers now or hereafter existing under the Credit Agreement, the Notes thereunder, the other Loan Documents to which one or more of the Borrowers is a party, and any other agreement or instrument relating thereto, whether for principal, interest, fees, expenses, indemnities or otherwise (such obligations being the "OBLIGATIONS"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent or any Bank in enforcing any rights under this Guaranty.

        SECTION 2. GUARANTY ABSOLUTE. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes thereunder and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or a Bank with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

               (i) any lack of validity or enforceability of the Credit Agreement, the Notes thereunder, any other Loan Document, or any other agreement or instrument relating thereto;


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               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes thereunder, any other Loan Document and any other agreement or instrument relating thereto;

               (iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

               (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by a Bank upon the insolvency, bankruptcy or reorganization of one or more of the Borrowers or otherwise, all as though such payment had not been made.

        SECTION 3. WAIVER. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or a Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against one or more of the Borrowers or any other person or entity or any collateral.

        SECTION 4. WAIVER OF SUBROGATION. The Guarantor hereby waives any claim, right or remedy which the Guarantor may now have or hereafter acquire against any Borrower that arises hereunder and/or from the performance by the Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Agent or a Bank against any Borrower or any security which the Agent or a Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Agent and the Banks are paid in full and the Credit Agreement is terminated.

        SECTION 5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants as follows:


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                                                                               4

               (a) The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Guaranty.

               (b) The execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Guarantor.

               (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

               (d) This Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

               (e) The audited balance sheets for the Guarantor and its subsidiaries as at April 30, 1995, and the related statements of income, stockholders equity and cash flows of the Guarantor and its subsidiaries for the fiscal period then ended, copies of which have been furnished to the Banks, fairly present the financial condition of the Guarantor and its subsidiaries as at such date and the results of the operations of the Guarantor and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since April 30, 1995, there has been no material adverse change in such condition or operations.

               (f) There is no pending or threatened action or proceeding affecting the Guarantor or any of its subsidiaries before any court, arbitrator or governmental agency, which could materially adversely affect the financial condition or operations of the Guarantor or any of its subsidiaries or which purports to affect the legality, validity or enforceability of this Guaranty.

        SECTION 6. COVENANTS. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or a Bank shall have any Commitment, the Guarantor will, unless the Banks, in accordance with Section 8 hereof, shall otherwise consent in writing:


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               (a)    REPORTING REQUIREMENTS.  Furnish to the Agent and each
        Bank:

                      (i) as soon as available and in any event 30 days after
               the end of each calendar month, (A) a consolidated balance sheet of the Guarantor and its subsidiaries as at the end of such calendar month and a consolidated statement of income and cash flows of the Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such calendar month and (B) a certificate of the treasurer or chief financial officer of the Guarantor (with calculations in reasonable detail) certifying that the Guarantor is in compliance in every respect with the terms of this Section 6 and that no Default or Event of Default exists;

                      (ii) as soon as available and in any event within 45 days
               after the end of each quarter of each fiscal year of the Guarantor, (A) a consolidated balance sheet of the Guarantor and its subsidiaries as of the end of such quarter and a consolidated statement of income and cash flows of the Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and (B) a certificate of the treasurer or chief financial officer of the Guarantor (with calculations in reasonable detail) certifying that the Guarantor is in compliance with the terms of this
               Section 6 and that no Default or Event of Default exists;

                      (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, (A) a copy of a consolidated financial statement for the Guarantor and its subsidiaries for such year reported on and certified in a manner acceptable to the Agent by independent public accountants acceptable to the Banks, and (B) a certificate of the treasurer or chief financial officer of the Guarantor (with calculations in reasonable detail) certifying that the Guarantor is in compliance with the terms of this Section 6 and that no Default or Event of Default exists;

                      (iv) promptly and in any event within five days of the
               transmission thereof, copies of all financial statements, proxy statements, notices and reports as the Guarantor shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which the Guarantor files with the Securities and Exchange Commission (or any governmental body or agency


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               succeeding to the functions of the Securities and Exchange
               Commission) and copies of all press releases reporting financial results of the Guarantor or any of its subsidiaries or any material development with respect to the Guarantor or any of its subsidiaries;

                      (v) such other information respecting the condition or
               operations, financial or otherwise, of the Guarantor or any of its subsidiaries as the Agent or a Bank may from time to time reasonably request; and

                      (vi) promptly, upon the occurrence of an Event of Default
               or an event that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event.

               (b) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

               (c) VISITATION RIGHTS; COLLATERAL EXAMINATION. At any reasonable time and from time to time, permit the Agent or a Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its subsidiaries with any of their respective officers or directors.

               (d) WORKING CAPITAL. Maintain on a consolidated basis at all times (i) an excess of current assets over current liabilities, in each case, as determined in accordance with generally accepted accounting principles ("WORKING CAPITAL") of not less than the amount set forth below opposite the applicable period (it being understood that the period shall include the ending date thereof):


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                PERIOD                               AMOUNT
                From 04/28/96 to 06/29/96          $  60,000,000
                From 06/30/96 to 07/27/96           $115,000,000
                From 07/28/96 to 10/26/96           $110,000,000
                From 10/27/96 to 01/25/97           $110,000,000
                From 01/26/97 to 04/26/97           $125,000,000
                From 04/27/97 to 07/27/97           $115,000,000

        and (ii) a ratio of current assets to current liabilities, in each case, as determined in accordance with generally accepted accounting principles, of not less than the ratios set forth below opposite the applicable period (it being understood that the period shall include the ending date thereof):

                PERIOD                               RATIO
                From 04/28/96 to 06/29/96         1.15 to 1.0
                From 06/30/96 to 07/27/96         1.25 to 1.0
                From 07/28/96 to 10/26/96         1.15 to 1.0
                From 10/27/96 to 01/25/97         1.15 to 1.0
                From 01/26/97 to 04/26/97         1.30 to 1.0
                From 04/27/97 to 07/27/97         1.30 to 1.0

               (e) NET WORTH AND DEBT. Maintain on a consolidated basis at all times (i) a Consolidated Tangible Net Worth (as hereinafter defined) of not less than the higher of (a) $155,000,000, as of April 30, 1995, plus 75% of Consolidated Net Income, (without taking into account any losses) on a cumulative basis for each quarter ending after April 30, 1995 and
        (b) the amount set forth below opposite the applicable period (it being understood that the period shall include the ending date thereof):

                PERIOD                               AMOUNT
                From 04/28/96 to 06/29/96           $185,000,000
                From 06/30/96 to 07/27/96           $185,000,000
                From 07/28/96 to 10/26/96           $200,000,000
                From 10/27/96 to 01/25/97           $210,000,000
                From 01/26/97 to 04/26/97           $220,000,000
                From 04/27/97 to 07/27/97           $230,000,000

        and (ii) a ratio of Debt to Consolidated Tangible Net Worth of not more than 2.50 to 1.00.


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               (f) TOTAL INDEBTEDNESS TO TOTAL CAPITALIZATION RATIO. Permit at
        any time the aggregate outstanding principal amount of Consolidated Total Indebtedness to exceed at any time during the period specified below the percentage of Consolidated Total Capitalization set forth opposite such applicable period (it being understood that the period shall include the ending date thereof):

                PERIOD                             PERCENTAGE
                From 04/28/96 to 06/29/96            70.0%
                From 06/30/96 to 07/27/96            71.0%
                From 07/28/96 to 10/26/96            73.0%
                From 10/27/96 to 01/25/97            73.0%
                From 01/26/97 to 04/26/97            66.0%
                From 04/27/97 to 07/27/97            67.0%


        ; provided, however, that if during the 30-day period prior to the date of determination the average spot price quoted in the Wall Street Journal for Iowa/South Minnesota hogs plus $3.00 (or such other amount which is the average prevailing carcass merit premium paid by the Borrowers during such period) equals or exceeds $55 per hundredweight, the percentages shall be equal to the following for such applicable period:

                From 01/26/97 to 04/26/97            69.0%
                From 04/27/97 to 07/27/97            69.0%

               (g) INTEREST COVERAGE. Maintain at all times a ratio of Consolidated EBITDA to Consolidated Interest Expense not less than 3.50 to 1.00 during any consecutive four quarter period prior to the date of determination.

               (h) FIXED CHARGE COVERAGE. Maintain at all times a Fixed Charge Coverage of not less than 1.00.

               (i) LIENS, ETC. Not create or suffer to exist, or permit any subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or its subsidiaries', whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt (as defined below) of any person or entity, other than


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                                                                               9

        (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Guarantor or any of its subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, (ii) liens or security interests existing on such property at the time of its acquisition, (iii) liens in existence on the date hereof and set forth on Schedule 6(f) hereto, provided that the aggregate principal amount of the indebtedness secured by the liens or security interests referred to in clauses (i), (ii) and (iii) above shall not exceed $285,000,000 at any time outstanding or (iv) liens granted to the Agent on behalf of the Banks.

               (j) DIVIDENDS, ETC. Not declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock of any Borrower, except that (i) it may declare and pay dividends on its $20,000,000 principal amount of its Series C 6.75% Cumulative Convertible Preferred Stock in an aggregate amount not to exceed $1,350,000 during any fiscal year and (ii) a Borrower may declare and deliver dividends and distributions payable in common stock of such Borrower.

               (k) CAPITAL EXPENDITURES. Not incur on a consolidated basis with its subsidiaries, Capital Expenditures in excess of the amount for the quarterly period set forth below on a cumulative basis for each fiscal year:

                QUARTER ENDING              AMOUNT
                April 28, 1996              $75,000,000
                July 28, 1996               $25,000,000
                October 27, 1996            $35,000,000
                January 26, 1997            Permitted Amount
                April 27, 1997              Permitted Amount
                July 31, 1997               $30,000,000


        "PERMITTED AMOUNT" shall mean an amount equal to the sum (i) year-to-date after tax income plus (ii) year-to-date depreciation plus
        (iii) year-to-date amortization, all as calculated in accordance with generally accepted accounting principles.


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               (l) LIMITATION ON TYPES OF BUSINESS. Not enter into or engage in, or permit any subsidiary to enter or engage in, any business other than pork production and pork processing and with respect to Ed Kelly, Inc., the retail electronics and automobile stereo business and with respect to John Morrell & Co., the spices and chemicals business.

               (m) BORROWING BASE. Cause each Borrower to provide a duly completed borrowing base certificate pursuant to Section 5.01(c)(iv) of the Credit Agreement.

               (n) STOCK OWNERSHIP. Maintain 100% ownership of the capital stock and all other equity interests in any of its subsidiaries (except S.F. Investments, Inc. and Brown's of Carolina, Inc.) and 86% ownership of the capital stock and all other equity interests of Brown's of Carolina, Inc.

               (o) MERGER, CONSOLIDATION AND OTHER ARRANGEMENTS. Not merge or consolidate with any other person or liquidate or dissolve or windup its affairs, nor permit any of its subsidiaries to do so. Further, after the date hereof, neither the Guarantor nor any of its subsidiaries shall enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of materials and equipment in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any fiscal year) of any person.

               (p) SALE OF ASSETS. Not sell, lease, assign, transfer or otherwise dispose of any assets (whether or not related), nor permit any of its subsidiaries to do so, other than

                      (i) obsolete or worn out property disposed of in the ordinary course of business; and

                      (ii) other dispositions of assets (other than assets of
               Morrell), so long as (x) such other dispositions are for fair value, (y) the aggregate consideration (whether in the form of cash, promissory notes or other instruments) for such other dispositions does not exceed $10,000,000 in the aggregate for any fiscal year, and (z) such consideration is reinvested in the business of the Guarantor; and


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                      (iii) disposition of assets of John Morrell so long as (x)
               such dispositions are for fair value, (y) the aggregate consideration (whether in the form of cash, promissory notes or other instruments) for such dispositions does not exceed $5,000,000 in the aggregate for any fiscal year and (z) such consideration is used to repay the Advances.

        SECTION 7. CERTAIN DEFINED TERMS. The following capitalized terms used herein shall have the following meanings:

        "CAPITAL EXPENDITURES" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets (including any replacements in the ordinary course of business without reduction for sales, retirements or replacements) which are not, in accordance with generally accepted accounting principles, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years, and shall include (i) all Capitalized Lease Obligations and (ii) any advances remaining outstanding (any repayment or other reduction, for purposes of this calculation, shall be subject to the approval of the Agent) to Smithfield Carroll's and any advances to any other hog production operations in which the Guarantor or any of its subsidiaries has invested as a joint venturer or partner.

        "CAPITALIZED LEASE OBLIGATION" shall mean, with respect to any Person, any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

        "CONSOLIDATED EBITDA" shall mean, for any fiscal period of the Guarantor, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income and, to the extent subtracted in determining such Consolidated Net Income, provisions for (i) taxes based on income, (ii) Consolidated Interest Expense, and (iii) depreciation and amortization expense minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income, and were (x) not realized in the ordinary course of business or (y) the result of any sale of assets.

        "CONSOLIDATED FIXED CHARGES" shall mean at any time for the Guarantor and its subsidiaries on a consolidated basis the quotient resulting from dividing (A) by (B), with (A) being the sum of (i) the aggregate amount of all Capital Expenditures during


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                                                                              12

the preceding four quarters, (ii) scheduled principal payments on Debt of the Guarantor or any of its subsidiaries due within the succeeding four quarters (including any principal payments to be made as a result of mandatory reductions under revolving credit facilities), plus (iii) the gross interest accrued on such Debt during the preceding four quarters, and plus (iv) the aggregate amount of any dividends paid or other distributions made during the preceding four quarters and with (B) being, four.

        "CONSOLIDATED INTEREST EXPENSE" for any period shall mean the consolidated interest expense of the Guarantor and its subsidiaries (whether cash or non-cash interest expense or deferred or accrued interest expense and including, without limitation, capitalized interest expense and the interest portion of all Capitalized Lease Obligations during such period) determined in accordance with generally accepted accounting principles.

        "CONSOLIDATED NET INCOME" shall mean and refers to as of the date of any determination, the net income (or deficit) of the Guarantor and its subsidiaries; provided, however, that there shall be excluded from Consolidated Net Income (i) the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or such Person's assets are acquired by the Guarantor; (ii) the income (or deficit) of any Person (other than a consolidated subsidiary of the Guarantor) in which the Guarantor has an ownership interest, except to the extent that any such income has been actually received by the Guarantor in the form of dividends or similar distributions; (iii) the undistributed earnings of any subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions of such subsidiary is restricted; and (iv) any income or gain resulting from any write-up or revaluation of the assets of the Guarantor and its subsidiaries. The calculation of Consolidated Net Income shall in no event be less than zero and shall be determined in accordance with generally accepted accounting principles.

        "CONSOLIDATED NET WORTH" shall mean, at any time, for the Guarantor and its subsidiaries on a consolidated basis, shareholders' equity at such time determined in accordance with generally accepted accounting principles, plus the aggregate redemption value of any convertible preferred stock of the Guarantor or any of its subsidiaries.

        "CONSOLIDATED TANGIBLE NET WORTH" means at any time, for the Guarantor and its subsidiaries on a consolidated basis, the excess of total assets over total liabilities, with total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the


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preparation of the financial statements referred to in subsection 6(a), including in the determination of total assets the aggregate redemption value of any convertible preferred stock of the Guarantor or any of its subsidiaries, and excluding, however, from the determination of total assets (i) Intangible Assets, (ii) treasury stock, (iii) securities which are not readily marketable,
(iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the date hereof, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with generally accepted accounting principles.

        "CONSOLIDATED TOTAL CAPITALIZATION" means the sum of Consolidated Total Indebtedness plus Consolidated Tangible Net Worth.

        "CONSOLIDATED TOTAL INDEBTEDNESS" shall mean, at any time for the Guarantor and its subsidiaries on a consolidated basis, Debt.

        "DEBT" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations,
(iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and
(iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA").

        "FAIR MARKET VALUE" shall mean at any time, the sale value of property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

        "FIXED CHARGE COVERAGE" shall mean, at any time, the ratio of Consolidated EBITDA to Consolidated Fixed Charges.

        "INTANGIBLE ASSETS" shall mean those assets which would be treated as intangible under generally accepted accounting principles, including, without limitation, such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents, licenses, noncompete agreements and rights with respect to the foregoing, unamortized debt discount and expense, organizational expenses,


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                                                                              14

and the excess of cost of purchased subsidiaries over equity in the net assets (based on Fair Market Value) thereof at the date of acquisition.

        SECTION 8. AMENDMENTS, ETC. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then, in any event, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 9. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered by hand or overnight courier, if to the Guarantor, at its address at 900 Dominion Tower, 999 Waterside Drive, Norfolk, Virginia 23510, Attention: Aaron
D. Trub, telephone: (804) 365-3000, telecopier: (804) 365-3017, if to the Agent or a Bank, at its address specified in the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective
(i) if mailed, when received, (ii) if telecopied, when transmitted and (iii) if delivered by hand or overnight courier, when received.

        SECTION 10. NO WAIVER; REMEDIES. No failure on the part of the Agent or a Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 11. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent on behalf of the Banks shall have made any demand under this Guaranty and although such deposits, indebtedness or obligations may be unmatured or contingent. Such Bank agrees promptly to notify the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other


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                                                                              15

rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

        SECTION 12. CONTINUING GUARANTY; TRANSFER OF NOTES. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of payment in full of the Obligations and all other amounts payable under this Guaranty or the Termination Date, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent on behalf of the Banks and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), if a Bank shall comply with Section 8.10 of the Credit Agreement, such Bank may assign or otherwise transfer the Notes delivered under the Credit Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Bank herein or otherwise.

        SECTION 13. CONSENT TO JURISDICTION. (a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Guarantor to its address specified in Section 9. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b) Nothing in this Section 13 shall affect the right of the Agent on behalf of the Banks to serve legal process in any other manner permitted by law or affect the right of the Agent on behalf of the Banks to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

        SECTION 14. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.


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                                                                              16

        SECTION 15. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                             SMITHFIELD FOODS, INC.

                                    By    /s/ Aaron D. Trub
                                        Name: Aaron D. Trub
                                        Title: Vice President, Secretary
                                        and Treasurer